UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 31, 2006

SURGE GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

12220 El Camino Real, Suite 410 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (858) 704-5010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

On January 31, 2006, Fred W. Kelly resigned as a member of our Board of Directors and as our Chief Executive Officer.  Mr. Kelly will continue to serve as Chief Operating Officer of our subsidiary, Signet Energy, Inc.

Also on January 31, 2006, Frederick C. Berndt resigned as a member of our Board of Directors.

The Board seats vacated by Mr. Kelly and Mr. Berndt will be replaced by John D. Lane and William P. Nicoletti, as described below in Item 5.02(d).

(c)

On January 31, 2006, David Perez was appointed as our Chief Executive Officer to replace Fred W. Kelly.  Mr. Perez has served as our Chief Operating Officer and Chairman of the Board since November of 2004.  He will continue to serve as Chairman of the Board of Directors.

Mr. Perez has over 23 years of entrepreneurial and executive management experience. In 1986, Mr. Perez as the President and cofounder of Cellular Solutions Ltd., a wireless software development company. In 1990, Cellular Solutions Ltd. was sold to TeleSciences Inc., and Mr. Perez remained President of Cellular Solutions. From 1990 to 1992 Mr. Perez ran the TeleSciences wireless billing and operation support systems group. From 1992 to 1995, Mr. Perez provided consulting services for business development, customer acquisition and operational support systems for TeleSciences and other large telephone and cable TV operators. In 1994, Mr. Perez founded and became CEO of COM2001 Corporation, also known as Alexis Communications, Inc., a developer of unified communications software for Application Service Providers (ASPs) and small- to large-scale enterprises. He continued in various executive positions at COM2001/alexis communications until 2001. Since 2001, Mr. Perez has been providing business development and private equity consulting services to venture capital groups and investment banks. Since October 2003, Mr. Perez has also been providing consulting services to companies engaged in mining, oil and gas exploration. Mr. Perez is also the founder and President of the 2 Life 18 Foundation, Inc., a nonprofit public charity that assists the needy at times of natural disasters.

Mr. Perez is also a member of the Board of Directors and owns 855,000 shares of our subsidiary, Signet Energy, Inc.  There are no family relationships between Mr. Perez and any of our other directors or officers.

There will be no changes to Mr. Perez’s employment agreement, which has a five-year term commencing on November 30, 2004. Base compensation is $250,000 per year, with increases subject to the board or the compensation committee’s discretion. The performance bonus is equal to 5% of net income before income taxes, as adjusted, in excess of $500,000 for each fiscal year. Mr. Perez also receives an automobile allowance, term life insurance on his behalf, reimbursement of incurred legal expenses and other benefits. His stock options include 3,000,000 shares of common stock at an exercise price of $.65 per share. The option has a life of ten years. 1,000,000 of these shares vested immediately with the balance vesting monthly over two years. Other stock options include 600,000 shares of common stock at an exercise price of $0.65 per share with a ten year life and vesting monthly over three years. In connection with his appointment to our board on November 4, 2004, Mr. Perez was granted a five-year option to purchase 400,000 shares of common stock at an exercise price of $0.65 per share with 275,000 shares vesting immediately and the remaining 125,000 shares vesting on November 4, 2005. For any additional equity we issue, Mr. Perez is entitled to receive additional options for a number of shares equal to 14.3% of, subject to exceptions for stock dividends, stock splits, shares issued to employees, directors and consultants pursuant to board-approved compensation plans, shares issued in a public offering, shares issued for business combinations and up to 200,000 shares issued to certain vendors. The additional options exercise price is equal to the price the issued securities sold or deemed sold, immediately vest and have a ten year life. All options are subject to Mr. Perez’s continuing service.

(d)

On January 31, 2005, John D. Lane and William P. Nicoletti were appointed to our Board of Directors.  We have not determined on which committees of the Board Mr. Lane and Mr. Nicoletti will serve.  We are not a party to any transactions in which Mr. Lane or Mr. Nicoletti has a direct or indirect material interest.

Item 9.01.                                          Financial Statements and Exhibits.

(c) Exhibits

99.1                           Press Release, dated February 2, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: February 6, 2006	By:	/s/ David Perez
David Perez
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 2, 2006